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                                                                    Exhibit 4.9

             AUTHORIZATION AGREEMENT PVCP/SPV 001/2002-ANATEL

                                    PERSONAL COMMUNICATION SERVICE AUTHORIZATION
                                    AGREEMENT BY AND BETWEEN AGENCIA NACIONAL DE
                                    TELECOMUNICACOES - ANATEL AND CTMR CELULAR
                                    S.A.

AGENCIA NACIONAL DE TELECOMUNICACOES - ANATEL, hereinafter ANATEL, a GOVERNMENT agency, pursuant to Federal Law n.(0) 9.472, of July 16, de 1997, the General Telecommunications Act [Lei Geral de Telecomunicacoes - LGT], Corporate Taxpayer ID CGC/MF n.(0) 02.030.715/0001-12, herein represented by the Chairman of its Board of Directors, LUIZ GUILHERME SCHYMURA DE OLIVEIRA jointly with director ANTONIO CARLOS VALENTE DA SILVA; and CTMR CELULAR S.A., Corporate Taxpayer ID CNPJ n(0) 02.432.056/0001-40, herein represented by its DIRECTOR OF REGULATORY AND INTERCONNECTION AFFAIRS, LUIS ROBERTO ANTONIK, A BRAZILIAN ECONOMIST, MARRIED, BEARER OF ID n(0) 886.827-1 SSP/PR and by its LEGAL DIRECTOR, MARIA EMILIA MENDES ALCANTARA, A PORTUGUESE LAWYER, SINGLE, BEARER OF ID n(0)
4.548.983 SSP/SP, hereinafter AUTHORIZED SERVICE PROVIDER, execute this AUTHORIZATION, Anatel File n.(0) 53500.006203/2002, to be governed by the following clauses:

                                    CHAPTER I
             SUBJECT MATTER, AREA AND DURATION OF THE AUTHORIZATION

CLAUSE 1.1 - The subject matter hereof is the issue of an Authorization for the exploitation of the Personal Communication Service [Servico Movel Pessoal - PCS], provided under the private regime, IN THE GEOGRAPHICAL AREA COMPOSED OF THE MUNICIPALITIES OF PELOTAS, MORRO REDONDO, CAPAO DO LEAO AND TURUCU, IN RIO GRANDE DO SUL, IN REGION II OF THE PGA-PCS.

PARA. 1(0) - The subject matter hereof encompasses the Personal Communication Service provided under the private regime, in compliance with Anatel regulations, and in particular according to the provisions set forth in the PCS Regulation and in the PCS General Authorization Plan.

PARA. 2(0) - This Authorization is issued pursuant to art. 214, item V, da LGT and the Regulation of the Conversion of Concessions and Authorizations of the Cellular Mobile Service - CMS of September 27, 2002, as amended by ANATEL Resolution n.(0) 326, of November 28, 2002, hereinafter CONVERSION REGULATION, replacing CONCESSION AGREEMENT N(0) 025/97-DOTC/SFO/MC, OF NOVEMBER 4, 1997, D.O.U OF NOVEMBER 5, 1997, hereinafter the REPLACED AGREEMENT.

CLAUSE 1.2 - The Personal Communication Service is a land-based mobile telecommunication service of public interest allowing the communication between mobile stations, and between mobile stations and other stations, according to the provisions set forth in the respective regulation.

CLAUSE 1.3 - The AUTHORIZED SERVICE PROVIDER is entitled to exploit those services, in compliance with the provisions set forth in the respective regulation, as well as the provisions of LGT articles 154 and 155.

CLAUSE 1.4 - The duration of this PCS exploitation authorization is indeterminate.

CLAUSE 1.5 - AUTHORIZED SERVICE PROVIDER shall exploit such service using the radiofrequency sub-bands determined in the REPLACED AGREEMENT, to wit:

         Transmission from the Mobile Station: 824.0 TO 835.0 MHZ / 845.0 TO
         846.5 MHZ

         Transmission from the Radiobase Station: 869.0 TO 880.0 MHZ / 890.0 TO
         891.5 MHZ

CLAUSE 1.6 - The right to use the above mentioned radiofrequencies shall remain in force until APRIL 14, 2009, corresponding to the remaining duration that can be extended only once, for fifteen (15) years. Such extension will be granted for a consideration.
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PARA. 1(0) - The use of the radiofrequency is of a primary nature and restricted to the respective Service Provision Area.

PARA. 2(0) - The right to use the radiofrequency is conditioned to its efficient and proper use.

PARA. 3(0) - Anatel may authorize the sharing of a radiofrequency, provided it does not cause any negative interference nor limits the PCS provision.

CLAUSE 1.7 - AUTHORIZED SERVICE PROVIDER, in order to extend the right to use the radiofrequencies hereunder, shall pay every two years, throughout the extension period, a consideration corresponding to two percent (2%) of its PCS revenues for the year preceding the payment year, net of all the applicable taxes.

PARA. 1(0)The net revenue from the Service, Basic and Alternative Plans, subject matter hereof, shall be taken into account in calculating the amount mentioned in the preceding paragraph.

PARA. 2(0) The calculation of the percentage mentioned in the head paragraph of this Clause shall always be on the basis of the revenue received from January to December of the preceding year, net of all the applicable taxes, as posted in the financial statements prepared according to the generally accepted accounting principles approved by the AUTHORIZED SERVICE PROVIDER Management and audited by independent auditors; the payment shall be due on April thirty (30) of the following year.

PARA. 3(0) The first payment of the consideration shall be due on April thirty
(30), 2011, calculated on the net revenue received from January 1 to December 31, 2010, and the subsequent payments shall be due every twenty-four months, calculated on the net revenuE of the preceding year.

PARA. 4(0) The delay in paying the consideration provided in this Clause shall lead to the payment of default penalty amounting to point thirty-three percent (0.33%) per day, up to a maximum of ten percent (10%), plus the SELIC rate for federal bonds on the unpaiD amount, over all the days of payment delay.

CLAUSE 1.8 - The application for the extension of the right to use the radiofrequencies shall be submitted to Anatel no later than thirty months before the end of the original period.

SOLE PARAGRAPH. Such application shall only be denied in the event applicant is not making rational and adequate use of the radiofrequencies, has committed repeated transgressions in the course of its activities, or if there is a need to alter the purpose of that radiofrequency.

CLAUSE 1.9 - Anatel is hereby authorized to carry out another selection for granting authorization for PCS exploitation in the event the application for extension is not submitted until twenty-four (24) months before the end of the original period.

                                   CHAPTER II
                                  CONSIDERATION

CLAUSE 2.1 - The consideration for the replacement of the REPLACED AGREEMENT for this AUTHORIZATION amounts to nine thousand reals (R$ 9,000.00).

SOLE PARAGRAPH. The default of the payments due by virtue of the obligations undertaken, concerning the amounts due for the Concession or Authorization of the Cellular Mobile Service - SMC shall cause the forfeiture hereof, irrespective of the application of other penalties provided herein.

                                   CHAPTER III
              MANNER, TERMS AND CONDITIONS OF THE SERVICE PROVISION

CLAUSE 3.1 - AUTHORIZED SERVICE PROVIDER undertakes to provide the service hereunder so as to fully meet the obligations inherent to the provision of services under the private regime and in compliance with the criteria, formulae and parameters set forth herein.
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SOLE PARAGRAPH. The default of the obligations hereunder shall cause the application of the penalties provided herein, shall allow the temporary suspension hereof by Anatel and, as the case might be, shall cause the forfeiture hereof, as provided in art. 137 of the LGT.

CLAUSE 3.2 - AUTHORIZED SERVICE PROVIDER shall exploit the service hereunder at its own risk and expense, in the wide and fair competition system set forth by the LGT, and be paid by the fees charged, as provided herein.

PARA. 1(0)AUTHORIZED SERVICE PROVIDER is not entitled to any sort of exclusivity, any assumption of guarantee against hardship, nor shall have any claim against the admission of new providers of the same service.

PARA. 2(0)AUTHORIZED SERVICE PROVIDER shall have no vested right to the maintenance of the conditions existing at the issue hereof or at the start of the activities, and shall abide by the new conditions set forth by laws and regulations.

PARA. 3(0) The regulation shall provide sufficient time for the adjustment to the new conditions.

CLAUSE 3.3 - AUTHORIZED SERVICE PROVIDER shall provide access at no cost to emergency public services, as provided in the regulation.

CLAUSE 3.4 - AUTHORIZED SERVICE PROVIDER shall ensure users the free exercise of their right to choose their STFC service provider for long-distance calls, in compliance with the PCS regulation, in particular the CONVERSION REGULATION.

CLAUSE 3.5 - Changes in the controlling interest in AUTHORIZED SERVICE PROVIDER are subject to Anatel control to ensure the conditions required for the issue and maintenance of the authorization, according to the regulation.

SOLE PARAGRAPH. The conditions required for the issue and maintenance of the authorization, are, without limitation, those set forth in the General PCS Authorization Plan, art. 10, Para. 2(0)of the PGO and art. 133 of the LGT.

CLAUSE 3.6 - The assignment hereof is contingent on Anatel approval, in compliance with the requirements of Para. 2o, Art. 136 of the LGT.

SOLE PARAGRAPH - For the purposes of item I, art. 98 of the LGT, the time of operation of the Mobile Cellular Service for the duration of the REPLACED AGREEMENT shall be taken into account.

CLAUSE 3.7 - AUTHORIZED SERVICE PROVIDER shall be free to determine the prices to be charged for the PCS, setting forth Service Plans with reasonable, non-discriminating structures, forms, criteria and amounts, and which may vary according to the technical characteristics, specific costs, and features offered to users, as defined in the PCS regulation, in particular in the CONVERSION REGULATION.

                                   CHAPTER IV
                                SCOPE OBLIGATIONS

CLAUSE 4.1 - The scope obligations set forth in the REPLACED AGREEMENT are hereby maintained, including the service and coverage requirements.

CLAUSE 4.2 - The default of its obligations shall subject AUTHORIZED SERVICE PROVIDER to the penalties provided herein and in the regulation, and may lead to the termination hereof.

                                    CHAPTER V
                             QUALITY OF THE SERVICE

CLAUSE 5.1 - The proper quality of the services provided by AUTHORIZED SERVICE PROVIDER hereunder is of the essence, meaning services that meet the regularity, efficiency, security, state of the art, generality and courtesy requirements.
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PARA. 1(0)- The regularity shall be evidenced by the uninterrupted exploitation of the service in strict compliance with the rules issued by Anatel.

PARA. 2(0)- The efficiency shall be evidenced by the attainment and maintenance of the parameters set forth hereunder and by serving users within the period set forth herein.

PARA. 3(0)- The security in the exploitation of the service shall be evidenced by the confidentiality of the data concerning the use of the service by users, as well as by the full confidentiality of the information transmitted within the scope of such exploitation.

PARA. 4(0) - The state of the art shall be evidenced by the equipment, facilities and techniques employed in exploitation of the service, incorporating the technological advances that actually benefit users, in compliance with the provisions hereof.

PARA. 5(0)- The generality shall be evidenced by the non-discriminating provision of the services to any and all users; AUTHORIZED SERVICE PROVIDER undertakes to provide services to anyone requesting them, according to the regulation.

PARA. 6(0) - The courtesy shall be evidenced by the respectful and immediate service to the users of the authorized service, as well as by the meeting of the obligation of promptly and politely informing and assisting all those who, be them users or not, request information, action or submit any other request to AUTHORIZED SERVICE PROVIDER, as set forth herein.

CLAUSE 5.2 - AUTHORIZED SERVICE PROVIDER shall meet the quality goals established in the PCS General Quality Goals Plan.

SOLE PARAGRAPH. For the purpose of the provisions of Para. 5(0), art. 1(0)of the PGMQ - PCS, the initial date of provision of the PCS in a location where the SMC was already provided shall be the date of the publication of the abstract hereof.

CLAUSE 5.3 - The exploitation of the authorized service shall only be discontinued as provided in the PCS Regulation issued by Anatel.

                                   CHAPTER VI
                                 NUMBERING PLAN

CLAUSE 6.1 - AUTHORIZED SERVICE PROVIDER undertakes to comply with the Numbering Regulations issued by Anatel, and shall ensure service subscribers portability for the access codes, as provided in the regulation.

                                   CHAPTER VII
                                  SERVICE FEES

CLAUSE 7.1 - The amount, calculation and criteria for the service fees shall be determined by AUTHORIZED SERVICE PROVIDER according to the provisions of the PCS Regulation and clause 3.7 hereof.

                                  CHAPTER VIII
                            USERS' RIGHTS AND DUTIES

CLAUSE 8.1 - Users' rights and duties are set forth in the LGT and in the regulation, without prejudice to the rights provided by Lei n(0) 8.078, of September 11, 1990 in the cases governed by it, nor to those set forth in the PCS provision agreements.

                                   CHAPTER IX
                 AUTHORIZED SERVICE PROVIDER'S RIGHTS AND DUTIES

CLAUSE 9.1 - The rights and duties of AUTHORIZED SERVICE PROVIDER are those set forth in the LGT and respective regulation.
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CLAUSE 9.2 - When contracting services and purchasing equipment and materials related to the subject matter hereof, AUTHORIZED SERVICE PROVIDER must take into account the proposals of independent national and foreign providers, and base its decision as to the several proposals submitted on the compliance with the price, delivery and technical specifications set forth in the applicable regulation.

SOLE PARAGRAPH. The Rules of Procedure for Contracting Services and Purchasing Equipment or Materials by Telecommunications Service Providers, approved by Anatel Resolution n.(0) 155, of August 5, 1999 shall apply to such contracting.

                                    CHAPTER X
                         DUTIES AND PREROGATIVES ANATEL

CLAUSE 10.1 - Further to the other prerogatives inherent to its capacity of regulating agency and other duties hereunder, Anatel shall be charged with:

I - monitoring and overseeing the exploitation of the service in order to ensure the compliance with the regulation;

II - regulating the exploitation of the authorized service;

III - applying the penalties provided in the service regulation and, specifically, herein;

IV - ensuring the good quality of the service, receiving, investigating and settling users' complaints and claims, informing them within ninety (90) days of the measures taken to punish the violation of their rights;

V - terminating the Authorization in the cases provided in the LGT;

VI - ensuring the interconnection and settling any disputes arising between AUTHORIZED SERVICE PROVIDER and other operators;

VII - monitoring continuously the relationship between AUTHORIZED SERVICE PROVIDER and other providers, settling any disputes arising therefrom;

VIII - preventing AUTHORIZED SERVICE PROVIDER from acting contrary to the competition regime, taking into account the CADE scope of authority, the regulation and in particular the provisions of Clauses 10.2. and 10.3. of this Chapter;

IX - carrying out the oversight activities provided herein; and

X - collecting the FISTEL fees, taking the measures provided by law.

CLAUSE 10.2 - Anatel may cause Proceedings to Investigate the Default of Obligations (PADO), in order to investigate untrue representations or conditions stated by AUTHORIZED SERVICE PROVIDER concerning the absence of controlling interest in other companies or other trust prevention mechanisms, whenever there is any sign of material influence of such provider, its affiliated, controlled or controlling companies on the PCS provider company, according to the terms of the Rules for the Investigation of the Control and Assignment of Control of Telecommunication Services Providers, approved by Anatel Resolution n.(0) 101, of February 04,1999.

SOLE PARAGRAPH. The verification, after the proceedings provided in this Clause, of the existence of any untrue representation or condition stated by AUTHORIZED SERVICE PROVIDER shall result in the termination hereof, in accordance with art. 139 of the LGT.

CLAUSE 10.3 - Anatel may also cause administrative proceedings to investigate economic crimes as described in Lei n.(0) 8.884/94.

                                   CHAPTER XI
                                    OVERSIGHT

CLAUSE 11.1 - Anatel shall oversee the services in order to ensure the fulfillment of the obligations hereunder.

PARA. 1(0) - The oversight by Anatel shall encompass the inspection and monitoring of AUTHORIZED SERVICE PROVIDER's activities, equipment and facilities, including wide access to all of AUTHORIZED SERVICE PROVIDER's or third parties' data and information.

PARA. 2(0)- The information collected in the oversight activities shall be disclosed by the Library, excepting those considered confidential by Anatel, on AUTHORIZED SERVICE PROVIDER's request.

PARA. 3(0) - The information deemed confidential as provided in the preceding paragraph shall only be used in the procedures related hereto; Anatel and the persons it authorizes being liable for any restricted or ample disclosure of such information outside the scope of such use.
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CLAUSE 11.2 - AUTHORIZED SERVICE PROVIDER, through its appointed agent, may follow up any and all of Anatel's oversight activities, but shall not hinder or prevent such oversight, under the penalties provided by law and the regulation.

                                   CHAPTER XII
             TELECOMMUNICATION NETWORKS AND ACCESS TO VISITING USERS

CLAUSE 12.1 - AUTHORIZED SERVICE PROVIDER, in what concerns the implementation and operation of the Telecommunications Networks destined to support the provision of the PCS, shall comply with the regulations, in particular the Telecommunication Services Regulation, issued under Resolution n.(0) 73, of November 25, 1998; the General Interconnection Regulation, approved by Resolution no 40, of July 23, 1998; and the PCS regulation.

SOLE PARAGRAPH. The change in technology standards carried out by AUTHORIZED SERVICE PROVIDER shall not burden users unilaterally and arbitrarily, including in what concerns the existing conditions of service to visiting users.

CLAUSE 12.2 - Roaming fees between AUTHORIZED SERVICE PROVIDER and the other telecommunications service providers shall comply with the provisions of art. 152 of the LGT and the PCS regulation, in particular the CONVERSION REGULATION.

SOLE PARAGRAPH. The document described in item 7 of the CONVERSION REGULATION shall become Attachment I hereto.

                                  CHAPTER XIII
                                    PENALTIES

CLAUSE 13.1 - AUTHORIZED SERVICE PROVIDER is subject to Anatel's oversight in compliance with the applicable laws and regulations and shall, whenever requested, render an account according to the PCS regulation and allow free access to its technical resources and accounting records.

CLAUSE 13.2 - Noncompliance with the conditions or nonperformance of the obligations related hereto shall subject AUTHORIZED SERVICE PROVIDER to the sanctions of admonition, penalty, temporary suspension or forfeiture hereof, as provided in the PCS regulation.

                                   CHAPTER XIV
                                   TERMINATION

CLAUSE 14.1 - This Authorization shall be terminated by disfranchisement, forfeiture, laches, waiver or annulment, according to arts. 138 to 144 of the LGT, and the procedures established in the regulation.

SOLE PARAGRAPH. The termination shall not preclude the application of the penalties hereunder for AUTHORIZED SERVICE PROVIDER's transgressions.

                                   CHAPTER XV
                      LEGAL REGIME AND APPLICABLE DOCUMENTS

CLAUSE 15.1 - This Authorization is ruled by the LGT and ensuing regulations, without prejudice to the other Brazilian laws in force.

CLAUSE 15.2 - The exploitation of the service hereunder shall comply with Anatel regulations, as an integral part hereof, in particular the documents related to the PCS regulation.

CLAUSE 15.4 - The construction of the rules and provisions hereof shall take into account, in addition to the documents listed in this Chapter, the general rules of hermeneutics and the rules and provisions of the LGT.
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                                   CHAPTER XVI
                               INTERIM PROVISIONS

CLAUSE 16.1 - Until the ratification or execution of the VU-M, as the option of the PCS provider might be, both the roaming fees and the criteria for the processing and passing on of amounts between the Mobile Cellular Service providers and the Commuted Telephone Service shall remain unchanged.

                                  CHAPTER XVII
                                  JURISDICTION

CLAUSE 17.1 - The Jurisdiction of the Federal Justice courts in Brasilia, Federal District, shall be competent to settle the issues arising herefrom.

                                  CHAPTER XVIII
                                FINAL PROVISIONS

CLAUSE 18.1 - This Authorization shall take effect on the date its abstract is published in the Diario Oficial da Uniao.

CLAUSE 18.2 - Unless otherwise expressly provided herein, all the other provisions of the REPLACED AGREEMENT mentioned in Para. 2(0) of Clause 1.1 shall become null and void.

And being thus aware of the provisions and conditions set forth in this Authorization, the parties execute it in three (03) counterparts of like tenor and form, before the undersigned witnesses, in order to cause its lawful and legal effect.
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Brasilia, December 10, 2002.

BY ANATEL:

_________________________________________
LUIZ GUILHERME SCHYMURA DE OLIVEIRA
CHAIRMAN OF THE BOARD

_________________________________________
ANTONIO CARLOS VALENTE DA SILVA
DIRECTOR

BY AUTHORIZED SERVICE PROVIDER:

_________________________________________
LUIS ROBERTO ANTONIK
DIRECTOR OF INTERCONNECTION AND REGULATION AFFAIRS

_________________________________________
MARIA EMILIA MENDES ALCANTARA
LEGAL DIRECTOR

Witnesses:

_________________________________________
JARBAS JOSE VALENTE
4.346/D CREA-DF

_________________________________________
BRUNO DE CARVALHO RAMOS
5.060.107.391/D CREA-SP
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                                  ATTACHMENT I

                                     OPTION

Pursuant to item 7 of the CONVERSION REGULATION, CTMR CELULAR S.A., CORPORATE TAXPAYER ID CNPJ N.(0) 02.432.056/0001-40, herein represented by its DIRECTOR OF INTERCONNECTION AND REGULATION AFFAIRS, LUIS ROBERTO ANTONIK, A BRAZILIAN ECONOMIST, MARRIED, ID n(0) 886.827-1 SSP/PR, opts for submission to item 5 and its subitems of the Criteria for the Determination of the Roaming Fees of Personal Communication Service - PCS providers, approved by Resolution n(0) 319, of September 27, 2002, and requests the ratification oF the TU-M, the maximum amount of which shall be the maximum amount of the initial VU-M in its Service Provision Area.

                          Brasilia, December 10, 2002.

                         _______________________________

                              LUIS ROBERTO ANTONIK
               Director of Interconnection and Regulatory Affairs